EXHIBIT 10.16

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”), dated as of June 1, 2015 (the “Effective Date”), is made by and between Communications Sales & Leasing, Inc., a Maryland corporation (the “Corporation”), and Daniel L. Heard (“Executive”).

WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that it is in the best interests of the Corporation to retain the services of Executive by the Corporation;

WHEREAS, Executive desires to be employed by the Corporation; and

WHEREAS, the Corporation and Executive desire to enter into this Agreement to set forth their understanding as to their respective rights and obligations in the event of a termination of Executive’s employment.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Corporation and Executive hereby agree as follows:

1.                                      Defined Terms.  For purposes of this Agreement, the following terms have the meanings indicated below:

(A)                               “Affiliate” means any business entity that is a Subsidiary of the Corporation and any limited liability company, partnership, corporation, joint venture, or any other entity in which the Corporation or any such Subsidiary owns an equity interest.

(B)                               “Annual Incentive Plan” means the Communications Sales & Leasing, Inc. Performance Incentive Compensation Plan (or any successor plan).

(C)                               “Annual Incentive Target” means, with respect to any measuring period, the amount of cash compensation that would be payable to Executive under the Annual Incentive Plan for such measuring period, computed assuming that the level of performance with respect to a performance goal identified in accordance with the terms of the Annual Incentive Plan as the “target” level of performance has been achieved.  Where no level of performance has been specifically identified as the “target” level, the “target” level shall be (i) the only level if one level is identified and (ii) the midpoint between the lowest level and the highest level if two or more levels are identified.  Where the amount of compensation depends on the achievement of multiple performance goals, the achievement of each target level of performance with respect to each goal shall be assumed.

(D)                               “Cause” means the occurrence of any of the following: (i) Executive’s failure to make a good faith effort to substantially perform his or her duties (other than any such failure due to Executive’s Disability) or Executive’s insubordination with respect to a specific directive of any officer (if Executive reports directly to an officer) or the Board (if Executive reports directly to the Board) to which Executive reports directly or indirectly; (ii) Executive’s dishonesty, gross negligence in the performance of his or her duties hereunder or engaging in willful misconduct, which in the case of any such gross negligence, has caused or is reasonably expected to result in direct or indirect material injury to the Corporation or any Affiliate; (iii) breach by Executive of any material provision of any written agreement, including, without limitation, this Agreement, with the Corporation or any Affiliate or material violation of any Corporation policy applicable to Executive; or (iv) Executive’s commission of a crime that constitutes a felony or other crime of moral turpitude or fraud. If, subsequent to Executive’s termination of employment hereunder for other than Cause, the Corporation in good faith determines that Executive’s employment could have been terminated for Cause hereunder, Executive’s employment shall, at the election of the Corporation, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(E)                                A “Change in Control” means, at any time subsequent to the date of this Agreement, the occurrence of any of the following events:

(i)                                     any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof;

(ii)                                  the commencement of the liquidation or dissolution of the Corporation that occurs following the approval by the holders of capital stock of the Corporation of any plan or proposal for such liquidation or dissolution of the Corporation;

(iii)                               any Person or Group becomes the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of shares representing more than 50% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors, managers or trustees of the Corporation and such Person or Group actually has the power to vote such shares in any such election;

(iv)                              the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period; or

(v)                                 a merger or consolidation of the Corporation with another entity in which holders of the Corporation’s common stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction.

Notwithstanding anything herein to the contrary, an event described above shall be considered a Change in Control hereunder only if it also constitutes a “change in control event” under Section 409A of the Code, to the extent necessary to avoid the adverse tax consequences thereunder with respect to any award subject to Section 409A of the Code.

(F)                                 “Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as such law, rules and regulations may be amended, supplemented or replaced from time to time.

(G)                               “Date of Termination” has the meaning stated in paragraph (B) of Section 8 hereof.

(H)                              “Disability” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.  The determination of whether an individual has a Disability shall be determined under procedures established by the Board.  The Board may rely on any determination that Executive is disabled for purposes of benefits under any long-term disability plan maintained by the Corporation or any Affiliate in which Executive participates, provided that the definition of disability applied under such disability plan meets the requirements of a Disability in the first sentence hereof.

(I)                                   “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as such law, rules and regulations may be amended, supplemented or replaced from time to time.

(J)                                   “Good Reason” means any one of the following: (i) a material diminution in Executive’s base compensation (from the amount in effect on the date of the Change in Control); (ii) a material diminution in authority, duties, or responsibilities of Executive; (iii) a material diminution in the budget over which executive retains authority; (iv) a material change in the geographic location (i.e., to a location more than 50 miles from Executive’s primary work location prior to such change) at which Executive is required to perform services; and (v) any other action or inaction that constitutes a material breach of Executive’s employment agreement, if any, with the Corporation or any Affiliate; provided, however, that for Executive to be able to resign for “Good Reason,” Executive must give the Corporation and the applicable Affiliate, if any, notice of the above conditions within 90 days after the condition first exists, the Corporation and/or Affiliate must not have remedied the condition within 30 days after receiving written notice, and Executive must resign within 60 days after Executive’s and/or Affiliate’s failure to remedy.

(K)                               “Non-Interference / Assistance Period” means the period commencing with the Date of Termination and ending on the first anniversary of the Date of Termination; provided that if a court of competent jurisdiction determines that such period is unenforceable, then such time period shall end on the date that is 6 months after the Date of Termination.

(L)                                “Notice of Termination” has the meaning stated in Paragraph (A) of Section 8 hereof.

(M)                            “Payment Trigger” means (i) the termination of Executive’s employment with the Corporation or an Affiliate in a manner that constitutes a “separation from service”, as defined in Section 409A, for any reason other than (a) by Executive without Good Reason, (b) by the Corporation as a result of the Disability of Executive or with Cause or, (c) as a result of the death of Executive (ii) coincident with or within two years following a Change in Control..

(N)                               “Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

(O)                               “Section 409A” means Section 409A of the Code and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

(P)                                 “Subsidiary” means a “subsidiary corporation,” as that term is defined in Section 424(f) of the Code, or any successor provision.

2.                                      Term of Agreement.  This Agreement shall become effective on the Effective Date and shall continue in effect until the earliest of (A) a Date of Termination determined in accordance with Section 8 shall have occurred prior to a Change in Control, (B) if a Payment Trigger shall have occurred during the term of this Agreement, the performance by the Corporation of all its obligations under this Agreement, (C) June 1, 2018, if, as of such date, a Change in Control shall not have occurred and be continuing or (D) if, as of June 1, 2018, a Change in Control shall have occurred and be continuing, either the expiration of such period thereafter within which a Payment Trigger may occur or the ensuing occurrence of a Payment Trigger and the performance by the Corporation of all of its obligations under this Agreement.

3.                                      General Provisions.

(A)                               The Corporation hereby represents and warrants to Executive as follows:  (i) the execution and delivery of this Agreement and the performance by the Corporation of the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Corporation; (ii)this Agreement is a legal, valid and legally binding obligation of the Corporation, enforceable in accordance with its terms; (iii) either the execution or delivery of this Agreement nor the consummation by the Corporation of the actions contemplated hereby (a) will violate any provision of the certificate of incorporation or bylaws (or other charter documents) of the Corporation; or (b) will violate or be in conflict with any applicable law or any judgment, decree, injunction or order of any court or governmental agency or authority. Executive hereby represents and warrants to the Corporation that (x) Executive’s execution, delivery and performance of this Agreement does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (y) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity, and (z) upon the execution and delivery of this Agreement by the Corporation, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that s/he fully understands the terms and conditions contained herein.

(B)                               In no event shall payments be made under this Agreement in respect of more than one termination of Executive’s employment with the Corporation and its Affiliates.

(C)                               This Agreement does not create, and shall not be construed as creating, an express or implied contract of employment and, except as otherwise agreed in writing between Executive and the Corporation, Executive does not and shall not have any right to be retained in the employ of the Corporation or any Affiliate.  Notwithstanding the immediately preceding sentence or any other provision of this Agreement, a termination of Executive’s employment with the Corporation or any Affiliate must be effected in accordance with a Notice of

Termination satisfying paragraph (A) of Section 8 in order to constitute a termination for purposes of this Agreement.

4.                                      Severance Payments.

(A)                               Not in Connection with a Change in Control.  In the event that the Executive’s employment with the Corporation and its Affiliates terminates during the term of this Agreement and such termination does not occur coincident with or within two years following a Change in Control, the terms of this Paragraph (A)of Section 4 shall apply.

(i)                                     Death or Disability.  If Executive’s employment terminates as a result of Executive’s death or Disability, then the Corporation shall pay to Executive Executive’s base salary and any accrued vacation pay through the Date of Termination to the extent not theretofore paid, and such amount shall be paid in a lump sum within 30 days following the Date of Termination.

(ii)                                  By the Corporation for Cause or by Executive (with or without Good Reason).  If the Corporation terminates Executive’s employment for Cause or Executive terminates his or her employment with the Corporation (whether with or without Good Reason), then the Corporation shall pay to Executive Executive’s base salary and any accrued vacation pay through the Date of Termination to the extent not theretofore paid, and such amount shall be paid in a lump sum within 30 days following the Date of Termination.

(iii)                               By the Corporation not for Cause.  If the Corporation terminates Executive’s employment not for Cause, then the Corporation shall pay to Executive:

(a)                                 Executive’s base salary and any accrued vacation pay through the Date of Termination to the extent not theretofore paid, and such amount shall be paid in a lump sum within 30 days following the Date of Termination; and

(b)                                 subject to Sections 7 and 10 of this Agreement, an amount no less than equal to Executive’s annual base salary in effect on the Date of Termination.  This amount will be paid to Executive in equal installments over a period of 1 year.  Such installment payments will be made to Executive in accordance with the Corporation’s customary payroll practices.

In the event that Executive’s employment with the Corporation is terminated in a manner described in Paragraph (A)(iii) of Section 4, Executive will not be entitled to, and will not receive, any other post-termination compensation, including any benefits under any other severance or change in control severance plan, program, agreement or other form of arrangement maintained or entered into by the Corporation or any Affiliate.

(B)                               Coincident with or within two years following a Change in Control.  In the event that Executive’s employment with the Corporation and its Affiliates terminates during the term of this Agreement and such termination occurs coincident with or within two years following a Change in Control, the terms of this Paragraph (B) of Section 4 shall apply.

(i)                                     Death or Disability.  If Executive’s employment terminates as a result of Executive’s death or Disability, then the Corporation shall pay to Executive Executive’s base salary and any accrued vacation pay through the Date of Termination to the extent not theretofore paid, and such amount shall be paid in a lump sum within 30 days following the Date of Termination.

(ii)                                  By the Corporation for Cause or by Executive without Good Reason.  If the Corporation terminates Executive’s employment for Cause or Executive terminates his or her employment without Good Reason, then the Corporation shall pay to Executive Executive’s base salary and any accrued vacation pay through the Date of Termination to the extent not theretofore paid, and such amount shall be paid in a lump sum within 30 days following the Date of Termination.

(iii)                               Upon the occurrence of a Payment Trigger.  If a Payment Trigger occurs during the term of this Agreement, then the Corporation shall provide to Executive:

(a)                                 within 30 days following the Date of Termination,  Executive’s base salary and accrued vacation pay through the Date of Termination to the extent not theretofore paid;

(b)                                 within (I) 30 days following the Date of Termination or (II) any earlier date as required by the Annual Incentive Plan, and subject to Sections 7 and 10 of this Agreement, the amount of any incentive compensation that has been allocated or awarded to Executive for a completed fiscal year or other completed measuring period preceding the occurrence of the Date of Termination under any incentive compensation plan that has not yet been paid to Executive;

(c)                                  within (I) the 30-day period commencing on the 60th day following the Date of Termination, or (II) such later period as required by Section 6, and subject to Sections 7 and 10 of this Agreement, a lump sum payment equal to the product of (x) the Annual Incentive Target in effect immediately prior to the Payment Trigger and (y) a fraction, the numerator of which is the number of calendar days in the current fiscal year through the Date of Termination, and the denominator of which is 365, reduced by the amount, if any, paid or payable to Executive under the Annual Incentive Plan’s terms with respect to the fiscal year during which the Date of Termination occurs;

(d)                                 Commencing on the 60th day following the Date of Termination and continuing for a period of 1 year, or within such other period as required by Section 6, and subject to Sections 7 and 10 of this Agreement, the Corporation shall pay to Executive, in equal installments over the course of the applicable payment period, an amount equal to the product of: (I) two multiplied by, (II) the sum of: (x) the higher of (1) Executive’s annual base salary in effect immediately prior to the occurrence of the Change in Control and (2) Executive’s annual base salary in effect immediately prior to the Payment Trigger and (y) the higher of Executive’s Annual Incentive Target in effect immediately prior to the occurrence of the Change in Control and Executive’s Annual Incentive Target in effect immediately prior to the Payment Trigger.  The installment payments will be made to Executive in accordance with the Corporation’s customary payroll practices;

(e)                                  Commencing on the 60th day following the Date of Termination and continuing for a period of 1 year, and subject to Sections 7 and 10 of this Agreement the Corporation shall pay to Executive, in equal installments over the course of the applicable payment period, an amount equal to the product of (I) Executive’s monthly premium for health and dental insurance continuation coverage for Executive and Executive’s family under the Consolidated Omnibus Budget Reconciliation Act of 1985, based on the monthly premium rate for such coverage in effect on the Date of Termination, multiplied by (II) 24 months.  The installment payments will be made to Executive in accordance with the Corporation’s customary payroll practices;

(f)                                   subject to Sections 7 and 10 of this Agreement, up to $25,000 for executive transition/outplacement services received by Executive (I) prior to the expiration of the Non-Interference / Assistance Period (II) through a third party professional provider of such services identified and retained by Executive.  Such payment will be paid directly to such third party provider by the Corporation promptly following its receipt of an invoice from such provider confirming the provision of such services to Executive.

Notwithstanding the foregoing, if Executive receives any payments or benefits pursuant to Paragraph (B)(iii) of this Section 4, Executive shall not be entitled to any severance pay or benefits under any other severance or change in control severance plan, program or policy maintained by the Corporation and/or one or more Affiliates, unless otherwise specifically provided therein in a specific reference to this Agreement.

5.                                      Certain Reductions in Change in Control Payments.

(A)                               In the event that the Accounting Firm determines that any Change in Control Payment to Executive would be subject to the Excise Tax, the Accounting Firm shall determine, in accordance with the following restrictions, whether to reduce the aggregate amount of the Change in Control Payments payable to Executive to the Reduced Amount.  For clarity, the Change in Control Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would receive a greater Net After-Tax Benefit if Executive’s Change in Control Payments were reduced to the Reduced Amount.

(B)                               If the Accounting Firm determines that the aggregate Change in Control Payments otherwise payable to Executive should be reduced to the Reduced Amount in accordance with Section 5(A), the Corporation shall promptly notify Executive to that effect and provide Executive a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 5 shall be binding upon the Corporation and Executive and shall be made within 30 business days after termination of Executive’s employment.  The reduction of Executive’s Change in Control Payments to the Reduced Amount, if applicable, shall be made by reducing the Change in Control Payments under the following Paragraphs of Section 4 (and no other Change in Control Payments) in the following order:  (i) Paragraph (B)(iii)(d), (ii) Paragraph (B)(iii)(c), (iii) Paragraph (B)(iii)(e), and (iv) Paragraph (B)(iii)(f).  All fees and expenses of the Accounting Firm pursuant to this Section 5 shall be borne solely by the Corporation.

(C)                               The following terms have the following meanings for purposes of this Section 5.

(i)                                     “Accounting Firm” means an independent, nationally recognized accounting firm designated by the Corporation in good faith prior to a Change in Control; provided that if the Accounting Firm is not willing or able to value the restrictive covenants in Section 9, then the restrictive covenants shall be valued by an independent third-party valuation specialist selected by the Corporation in good faith.

(ii)                                  “Change in Control Payment” means any payment or distribution by the Corporation in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive that is contingent on a Change in Control, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise.

(iii)                               “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iv)                              “Net After-Tax Benefit” means the aggregate Value of all Change in Control Payments to Executive, net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, as determined by the Accounting Firm after taking into account any value attributable to the restrictive covenants in Section 9 that is treated as reasonable compensation described in Section 280G(b)(4) of the Code.

(v)                                 “Reduced Amount” means the greatest amount of Change in Control Payments that can be paid to Executive that would not result in the imposition of the Excise Tax upon Executive if the Accounting Firm determines to reduce Change in Control Payments to Executive pursuant to this Section 5, determined after taking into account any value attributable to the restrictive covenants in Section 9 that is treated as reasonable compensation described in Section 280G(b)(4) of the Code.

(vi)                              “Value” of a Change in Control Payment means the economic present value of a Change in Control Payment as of the date of the Change in Control (or such other date as required pursuant to Section 280G), as determined by the Accounting Firm pursuant to Section 280G of the Code using the discount rate required by Section 280G(d)(4) of the Code.

6.                                      Compliance with Section 409A.

(A)                               Notwithstanding anything contained in this Agreement to the contrary, if Executive is a “specified employee,” as determined under the Corporation’s policy for determining specified employees on the Date of Termination, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such Date of Termination shall be accumulated through and paid or provided (together with interest at the applicable Federal short-term rate, compounded semi-annually, in effect under Section 1274(d) of the Code as of the Date of Termination) within 30 calendar days after the first business day following the six month anniversary of such Date of Termination (or, if Executive dies during such six-month period, within 10 calendar days after Executive’s death).

(B)                               It is intended that the payments and benefits provided under this Agreement either shall be exempt from the application of or shall comply with the requirements of Section 409A.  For purposes of Section 409A, each payment hereunder shall be considered a separate payment.  This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Corporation shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Executive. Although the Corporation shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Corporation, its Affiliates nor any of their respective directors, officers, employees or advisors shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive or any other taxpayer as a result of the Agreement.

7.                                      Release.  Notwithstanding anything contained herein to the contrary, the Corporation shall only be obligated to pay or provide, or continue to pay or provide, any benefit under Paragraphs (A)(iii), (B)(iii)(c), (B)(iii)(d), (B)(iii)(e) and (B)(iii)(f) of Section 4 to the extent that: (A) within the 45-day period after the Date of Termination, Executive executes a waiver and release substantially in the form attached hereto as Exhibit A; (B) Executive does not revoke such waiver and release; (C) the waiver and release becomes effective and irrevocable in accordance with its terms; (D) Executive remains in compliance with the terms and conditions of Section 9; and (E) Executive is not then-currently subject to any claims for recoupment or clawback of any of his or her compensation from the Corporation under any clawback and/or recoupment policy of the Corporation applicable to Executive.

8.                                      Termination Procedures.

(A)                               Except in the event that Executive’s employment terminates as a result of Executive’s death (in which case no Notice of Termination is required), any purported termination of Executive’s employment shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 13 hereof.  For purposes of this Agreement, a “Notice of Termination” means a written notice that indicates the specific termination provision in this Agreement relied upon, and, if applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  Further, a Notice of Termination for Cause shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding for these purposes Executive himself or herself) at a meeting of the Board that was called and held for the purpose of considering the termination (after reasonable notice to Executive and an opportunity for Executive, together with his or her counsel, to be heard by the members of the Board) finding that, in the informed, reasonable, good faith judgment of the Board, Executive was guilty of conduct set forth in the definition of Cause in Section 1(D), and specifying the particulars thereof in detail.

(B)                               “Date of Termination” means the effective date of the termination of Executive’s employment with the Corporation resulting from Executive’s death or an event that constitutes a “separation from service” within the meaning of Section 409A of the Code.  Except as provided in the next sentence, the Date of Termination shall be determined as follows: (i) if Executive’s employment is terminated for Disability, 20 business days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive’s duties during that 20 business day period); (ii) if Executive’s employment is terminated as a result of Executive’s death, the date of Executive’s death; and (iii) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which, in the case of a termination by the Corporation, shall not be less than 10 business days except in the case of a termination for Cause (in which case the date of termination may be earlier), and, in the case of a termination by Executive, shall not be less than 10 business days nor more than 20 business days, respectively, after the date such Notice of Termination is given.  The Corporation and Executive shall take all steps necessary (including with regard to any post-termination services by Executive) to ensure that any termination described in this Paragraph (B) of Section 8 constitutes a “separation from service” (or is otherwise a permissible distribution event) within the meaning of Section 409A of the Code and that the date on which such separation from service (or permissible distribution event) takes place is the “Date of Termination”.

9.                                      Non-Disclosure; Non-Competition; and Non-Interference

(A)                               Executive acknowledges that in the course of his or her employment with the Corporation and its Affiliates s/he has had and will have access to confidential information and trade secrets proprietary to the Corporation and its Affiliates, including, without limitation, information relating to the Corporation’s and its Affiliates’ products, suppliers, and customers, the sources, nature, processes, costs and prices of the Corporation’s and its Affiliates’ products, the names, addresses, contact persons, purchasing and sales histories, and preferences of the Corporation’s and its Affiliates’ suppliers and customers, the Corporation’s and its Affiliates’ business plans and strategies, and the names and addresses of, amounts of compensation paid to, and the trading and sales performance of the Corporation’s and its Affiliates’ employees and agents (hereinafter referred to as the “Confidential Information”).  Executive further acknowledges that the Confidential Information is proprietary to the Corporation and its Affiliates, that the unauthorized disclosure of any of the Confidential Information to any person or entity will result in immediate and irreparable competitive injury to the Corporation and its Affiliates, and that such injury cannot adequately be remedied by an award of monetary damages.  Accordingly, Executive shall not at any time disclose any Confidential Information to any person or entity who is not properly authorized by the Corporation or its Affiliates to receive the information without the prior written consent of the Chairman of the Board (which consent may be withheld for any reason or no reason) unless and except to the extent that such disclosure is required by any subpoena or other legal process (in which event Executive shall give the Chairman of the Board prompt written notice of such subpoena or other legal process in order to permit the Corporation and its Affiliates to seek appropriate protective orders), and that s/he shall not use any Confidential Information for his or her own account without the prior written consent of the Chairman of the Board (which consent may be withheld for any reason or no reason).

(B)                               Executive shall not during his or her employment with the Corporation or its Affiliates and thereafter until the expiration of the Non-Interference/Assistance Period, in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, shareholder, investor or employee of or in any other corporation or enterprise or otherwise, (i) engage in or be engaged in, or collaborate or partner with, or assist or provide perform any executive, managerial, supervisory, sales, marketing, research, consulting, or customer-related services to any other person, firm, corporation or enterprise in engaging or being engaged in, any Competitive Business within any state in which the Corporation or any Affiliate conducts business as of Executive’s Date of Termination, or (ii) directly or indirectly solicit, divert, take away, service, or accept the business of any active customer of the Corporation or any Affiliate, or any person or entity who is or was at any time during the previous one-year period a customer of the Corporation or any Affiliate.  Nothing in this Section 9 prohibit Executive from being:  (a) owning shares of a mutual fund or a diversified investment company or (b) passively owning not more than 5% of any class of outstanding equity securities of any corporation or other entity that is publicly traded, so long as Executive does not actively participate in the business of such corporation or other entity.  For purposes of this Section 9, “Competitive Business” means the business then actively being conducted by the Corporation or any Affiliate as of the Date of Termination, and any area of business in which the Corporation or any Affiliate has engaged during the one year period immediately preceding the Date of Termination, including, but not limited to, the business of owning, acquiring, developing, building and/or leasing communication distribution systems, the business of owning, acquiring, developing, building and/or leasing other real property assets within or outside of the communications infrastructure industry for lease to third parties and the business of operating, managing and/or administering real estate investment trusts.

(C)                               Executive shall not during his or her employment with the Corporation or its Affiliates and thereafter until the expiration of the Non-Interference/Assistance Period, employ, partner or collaborate on a business enterprise with or assist any person or entity in employing, any employee of the Corporation or an Affiliate.  Executive shall not during his or her employment with the Corporation or its Affiliates and thereafter until the expiration of the Non-Interference/Assistance Period solicit, or assist any person or entity to solicit, any employee of the Corporation or any Affiliate to leave the employment of the Corporation or such Affiliate or to become employed by, or partner or collaborate on a business enterprise with, any other entity.

(D)                               If a court of competent jurisdictions holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties agree to substitute the maximum period, scope or geographical area reasonable under such circumstances for the stated period, scope or area and that the court shall be allowed to revise and/or modify the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law.

(E)                                Executive acknowledges that the covenants contained in this Section 9 are a principal inducement for the willingness of the Corporation to enter into this Agreement and make the payments and provide to Executive the benefits described in this Agreement and that the Corporation and Executive intend the covenants (i) to be binding upon and enforceable against Executive in accordance with their terms, notwithstanding any common or statutory law to the contrary; and (ii) to survive and continue in full force in accordance with their terms notwithstanding the termination of this Agreement.  Executive agrees that the obligations of the Corporation under this Agreement (specifically including, but not limited to, the obligation to make any payment or provide any benefit under any of Paragraphs (A)(iii), (B)(iii)(c), (B)(iii)(d), (B)(iii)(e) and (B)(iii)(f) of Section 4) constitute sufficient consideration for the covenants contained in this Section 9.  The Corporation and Executive further agree that the restrictions contained in this Section 9 are reasonable in period, scope and geographical area and are necessary to protect the legitimate business interests and Confidential Information of the Corporation and its Affiliates.  Executive agrees that s/he will notify the Corporation in writing if s/he has any questions regarding the applicability of this Section 9.  Because Executive’s services are unique and because Executive has access to Confidential Information, the parties agree that the Corporation and its Affiliates would be damaged irreparably in the event any of the provisions of this Section 9 were not performed in accordance with their specific terms or were otherwise breached and that money damages would be an inadequate remedy for any such non-performance or breach.  In the event that Executive breaches or threatens to breach any such provision of this Section 9, the parties agree that the Corporation and its Affiliates shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security).  Executive hereby waives any claim that the Corporation and its Affiliates have an adequate remedy at law.  The parties agree that the foregoing relief shall not be construed to limit or otherwise restrict the ability of the Corporation and its Affiliates to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages.

10.                               Cessation of Payments; Recoupment.  The Corporation and Executive acknowledge and agree that the Corporation may cease making any and all payments payable under Paragraphs (A)(iii), (B)(iii)(c), (B)(iii)(d), (B)(iii)(e) and (B)(iii)(f) of Section 4 if the Corporation reasonably believes that Executive has breached, or is in breach of, any of his/her obligations under Section 9.  Without prejudice to any other remedies available to the Corporation under this Agreement or applicable law, the Corporation may also seek to recoup, and Executive agrees to return upon Corporation’s written request, any payments (other than Executive’s annual base salary and any accrued vacation pay through the Date of Termination) made to Executive under Paragraphs (A)(iii), (B)(iii)(c), (B)(iii)(d), (B)(iii)(e) and (B)(iii)(f) of Section 4 if Executive has breached, or is in breach of, any of Executive’s obligations under this Agreement.

11.                               Disputes.

(A)                               Except as set forth in Section 11(B) below, any dispute or controversy arising out of or in connection with this Agreement shall, upon a written notice from Executive to the Corporation either before suit thereupon is filed or within 20 business days thereafter, be settled exclusively by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The arbitration proceeding shall be conducted before a panel of three arbitrators sitting in the municipality in which Executive’s principal place of employment with the Corporation (or, if applicable, an Affiliate) is (or was, in the event that

Executive’s employment is terminated prior to the initiation of arbitration proceedings) located.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

(B)                               Notwithstanding anything to the contrary in Section 11(A), the Corporation shall not be required to seek or participate in arbitration regarding any breach or threatened breach by Executive of his or her obligations under Section 9, and may instead pursue its remedies for such breach in a court of competent jurisdiction in accordance with Section 15.

(C)                               Corporation undertakes and agrees that if Corporation breaches or threatens to breach any material provision of this Agreement, Corporation shall be liable for any attorneys’ fees and costs reasonably incurred by Executive in enforcing, in accordance with the terms of this Agreement, Executive’s rights under this Agreement.  Executive undertakes and agrees that if Executive breaches or threatens to breach any provision of this Agreement, Executive shall be liable for any attorneys’ fees and costs reasonably incurred by the Corporation in enforcing, in accordance with the terms of this Agreement, its rights under this Agreement.

12.                               Successors; Binding Agreement.

(A)                               Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by and upon the Corporation and its successors and assigns.

(B)                               This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  Any and all amounts payable to Executive hereunder that, as a result of Executive’s death, would not be paid until after Executive’s death (other than amounts which, by their terms, terminate upon the death of Executive) shall be paid in accordance with the terms of this Agreement to the executors, personal representatives, or administrators of Executive’s estate.

13.                               Notices.  For purposes of this Agreement, all notices and other communications provided pursuant to the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Corporation:

Communications Sales & Leasing, Inc.
10802 Executive Center Drive
Benton Building, Suite 300
Little Rock, Arkansas 72211
Attention: Chief Executive Officer

To Executive:
Daniel L. Heard

79 Valley Club Circle
Little Rock, Arkansas 72212

14.                               Miscellaneous.  Except as otherwise provided in Section 6, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and an officer of the Corporation specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which Executive has agreed.

15.                               Governing Law.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State or Maryland or any other jurisdiction.  Any legal action, other than an arbitration described in Paragraph (A) of Section 11, relating to or arising out of this Agreement shall be filed and litigated exclusively in a state court of competent jurisdiction located in Little Rock, Arkansas.

16.                               Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

17.                               Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date set forth above.

COMMUNICATIONS SALES & LEASING, INC.

By:	/s/ Kenneth A. Gunderman
Name: Kenneth A. Gunderman
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Daniel L. Heard
Daniel L. Heard

EXHIBIT A

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WAIVER AND RELEASE AGREEMENT

THIS WAIVER AND RELEASE AGREEMENT (this “Waiver and Release”) is entered into by and between             (“Executive”) and Communications Sales & Leasing, Inc. (the “Company”) (collectively, the “Parties”).

WHEREAS, the Parties have entered into a Severance Agreement dated as of     , 20   (the “Agreement”);

WHEREAS, Executive’s employment has been or will be terminated in accordance with the Agreement as of [DATE] (the “Date of Termination”); and

WHEREAS, the Parties seek to fully and finally settle all existing claims, whether or not now known, arising out of Executive’s employment and termination of employment on the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.                                      In consideration of the payments to be made and the benefits to be received by Executive pursuant to Paragraphs (A)(iii), (B)(iii)(c), (B)(iii)(d), (B)(iii)(e) and (B)(iii)(f) of Section 4 of the Agreement (the “Severance Benefits”) which Executive acknowledges are in addition to payments and benefits to which Executive would otherwise be entitled upon termination of employment without providing a release of claims under the normal operation of the Company’s benefit plans, policies, and/or practices Executive hereby agrees to provide the waiver and release set forth in Section 2 below.

2.                                      For valuable consideration from the Company, receipt of which is hereby acknowledged, Executive waives, releases, and forever discharges the Company and its current and former parents, subsidiaries, affiliates, divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, successors, and assigns, and the Company’s parents’, subsidiaries’, and affiliates’ divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, successors, and assigns (collectively referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Executive executes this Waiver and Release, which Executive has or may have against the Company and/or the Company Releasees, including, but not limited to, any rights, causes of action, claims, or demands relating to or arising out of the following:

a.                                      anti-discrimination, anti-harassment, and anti-retaliation laws, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit employment discrimination based on age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit

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discrimination based on race, color, national origin, religion, or sex; the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment or wage discrimination; and

b.                                      other employment laws, such as the Worker Adjustment and Retraining Notification Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; state laws which regulate wage and hour matters, including all forms of compensation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, and meal and break periods; state family, medical, and military leave laws, which require employers to provide leaves of absence under certain circumstances; the Sarbanes Oxley Act; and any other federal, state, or local laws relating to employment which—to the extent Employee performed work for the Company in West Virginia—would include, without limitation, the West Virginia Human Rights Act, and—to the extent Employee performed work for the Company in New Jersey—would include, without limitation, the New Jersey Conscientious Employee Protection Act; and

c.                                       tort, contract, and quasi-contract claims, such as claims for wrongful discharge, physical or personal injury, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims; and

d.                                      all remedies of any type, including, but not limited to, damages and injunctive relief, in any action that may be brought on Executive’s behalf against the Company and/or the Company Releasees by any government agency or other entity or person.

Executive understands that Executive is releasing claims about which Executive may not know anything at the time Executive executes this Waiver and Release.  Executive acknowledges that it is Executive’s intent to release such unknown claims, even though Executive recognizes that someday Executive might learn new facts relating to Executive’s employment or learn that some or all of the facts Executive currently believes to be true are untrue, and even though Executive might then regret having signed this Waiver and Release.  Nevertheless, Executive acknowledges Executive’s awareness of that risk and agrees that this Waiver and Release shall remain effective in all respects in any such case.  Executive expressly waives all rights Executive might have under any laws, including, without limitation, the laws set forth in Schedule I to this Waiver and Release, intended to protect Executive from waiving unknown claims.

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3.                                      Notwithstanding anything to the contrary in this Waiver and Release, the waiver and release contained herein shall exclude any rights or claims (a) that may arise after the date on which Executive executes this Waiver and Release; (b) that cannot be released under applicable law (such as worker’s compensation and unemployment insurance claims); or (c) for indemnification or directors and officers liability insurance coverage, if any, to which s/he was entitled immediately prior to his or her Date of Termination with regard to his or her service as an officer or director of the Company or any company(ies) controlled by, controlling or under common control with the Company, and any predecessors, successors or assigns to the foregoing (the “CS&L Group”).  In addition, the Parties agree that this Waiver and Release shall not adversely affect, alter, or extinguish (i) any vested right that Executive may have with respect to any pension or other retirement benefits to which Executive is or will be entitled by virtue of Executive’s employment with the CS&L Group; (ii) Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985; or (iii) Executive’s rights under Sections 4 and 5 of the Agreement which are intended to survive termination of employment, and nothing in this Waiver and Release shall prohibit Executive from enforcing such rights.  Moreover, nothing in this Waiver and Release shall prevent or preclude Executive from challenging in good faith the validity of this Waiver and Release, nor does it impose any conditions precedent, penalties, or costs for doing so, unless specifically authorized by applicable law.

4.                                      Except to the extent previously disclosed by Executive in writing to the Company, Executive represents and warrants that Executive has (a) filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Company and/or the Company Releasees and, to the best of Executive’s knowledge, Executive possesses no claims (including Fair Labor Standards Act (“FLSA”) and worker’s compensation claims); (b) received any and all compensation (including overtime compensation), meal periods, and rest periods to which Executive may have been entitled, and Executive is not currently aware of any facts or circumstances constituting a violation by the Company and/or the Company Releasees of the FLSA or other applicable wage, hour, meal period, and/or rest period laws; and (c) not suffered any work-related injury or illness within the twelve (12) months preceding Executive’s execution of this Waiver and Release, and Executive is not currently aware of any facts or circumstances that would give rise to a worker’s compensation claim against the Company and/or the Company Releasees.

5.                                      Executive agrees that Executive will remain reasonably available to the Company as needed to assist in the smooth transition of Executive’s duties to one or more other employees of the Company and without additional compensation to Executive and to assist in the defense of the Company’s interests in pending or threatened litigation and any other administrative and regulatory proceedings which currently exist or which may arise in the future and involve the conduct of the Company’s business activities during the period of Executive’s employment with the Company.  Executive’s obligations with respect to transition duties under this Section 5 shall terminate eight (8) weeks following the Date of Termination; however, Executive’s obligations under this Section 5 with respect to the defense of the Company’s interests shall survive the Date of Termination and the termination of this Waiver and Release.

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6.                                      Executive specifically agrees and understands that the existence and terms of this Waiver and Release are strictly CONFIDENTIAL and that such confidentiality is a material term of this Waiver and Release.  Accordingly, except as required by applicable law or unless authorized to do so by the Company in writing, Executive agrees that s/he shall not communicate, display or otherwise reveal any of the contents of this Waiver and Release to anyone other than his or her spouse, attorney or financial advisor, provided, however, that they are first advised of the confidential nature of this Waiver and Release and Executive obtains their agreement to be bound by the same. The Company agrees that Executive may respond to legitimate inquiries regarding his or her employment with the Company by stating that the Parties terminated their relationship on an amicable basis and that the Parties have entered into a confidential Waiver and Release that prohibits him or her from further discussing the specifics of his or her separation.  Nothing contained herein shall be construed to prevent Executive from discussing or otherwise advising subsequent employers of the existence of any obligations as set forth in the Agreement or this Waiver and Release.  Further, nothing contained herein shall be construed to limit or otherwise restrict the CS&L Group’s ability to disclose the terms and conditions of this Waiver and Release as may be required by applicable law or business necessity.

7.                                      In the event that Executive breaches or threatens to breach any provision of this Waiver and Release, s/he agrees that the CS&L Group shall be entitled to seek any and all equitable and legal relief provided by law, specifically including immediate and permanent injunctive relief.  Executive hereby waives any claim that the CS&L Group has an adequate remedy at law.  In addition, and to the extent not prohibited by law, Executive agrees that the CS&L Group shall be entitled to an award of all costs and attorneys’ fees incurred by the CS&L Group in any successful effort to enforce the terms of this Waiver and Release.  Executive agrees that the foregoing relief shall not be construed to limit or otherwise restrict the CS&L Group’s ability to pursue any other remedy provided by law, including the recovery of any actual, compensatory or punitive damages.  Moreover, if Executive pursues any claims against any Company Releasee subject to the foregoing Waiver and Release, Executive agrees to immediately reimburse the Company for the value of all Severance Benefits received to the fullest extent permitted by law.

8.                                      The Parties acknowledge that this Waiver and Release is entered into solely for the purpose of ending their employment relationship on an amicable basis and shall not be construed as, or used as evidence of, an admission of liability or wrongdoing by either Party and that both the CS&L Group and Executive have expressly denied any such liability or wrongdoing.  Executive agrees that s/he is eligible for re-employment by CS&L Group only by mutual agreement and consent of the Parties.

9.                                      Each of the promises and obligations contained in this Waiver and Release shall be binding upon and shall inure to the benefit of the heirs, executors, administrators, assigns and successors in interest of each of the Parties.

10.                               The Parties agree that each and every paragraph, sentence, clause, term and provision of this Waiver and Release is severable and that if any portion of this Waiver and Release

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should be deemed not enforceable for any reason, such portion shall be stricken and the remaining portion(s) thereof should continue to be enforced to the fullest extent permitted by applicable law.

11.                               This Waiver and Release shall be interpreted, enforced and governed under the laws of the State of Maryland, without regard to any applicable state’s choice of law provisions.

12.                               Executive represents and acknowledges that in signing this Waiver and Release s/he does not rely, and has not relied, upon any representation or statement made by the CS&L Group or by any of the CS&L Group’s employees, officers, agents, stockholders, directors or attorneys with regard to the subject matter, basis or effect of this Waiver and Release other than those specifically contained herein.

13.                               Executive acknowledges that Executive has been given at least forty-five (45) days to consider this Waiver and Release from the date that it was first given to Executive.  Executive agrees that changes in the terms of this Waiver and Release, whether material or immaterial, do not restart the running of the forty-five (45)-day consideration period.  Executive may accept this Waiver and Release by executing this Waiver and Release within the designated time period, but no sooner than the first day after the Date of Termination.  Executive shall have seven (7) days from the date that Executive executes this Waiver and Release to revoke Executive’s acceptance of this Waiver and Release by delivering written notice of revocation within the seven (7)-day period to the following Company contact:

Communications Sales & Leasing, Inc.
10802 Executive Center Drive
Benton Building, Suite 300
Little Rock, Arkansas  72212
Attn: Human Resources Department

If Executive does not revoke acceptance, this Waiver and Release will become effective and irrevocable by Executive on the eighth day after Executive has executed it.

14.                               This Waiver and Release represents the entire agreement between the Parties concerning the subject matter hereof, shall supersede any and all prior agreements which may otherwise exist between them concerning the subject matter hereof (specifically excluding, however, the post-termination obligations contained in the Agreement), and shall not be altered, amended, modified or otherwise changed except by a writing executed by both Parties.

BY SIGNING BELOW, EXECUTIVE ACKNOWLEDGES THAT S/HE HAS READ THIS WAIVER AND RELEASE AND THAT IT INCLUDES A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS; THAT THE COMPANY HAS ADVISED EXECUTIVE TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS WAIVER AND RELEASE; THAT S/HE HAS BEEN GIVEN SUFFICIENT TIME TO CONSULT WITH AN ATTORNEY AND CONSIDER THE TERMS OF THIS WAIVER AND RELEASE; THAT S/HE

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UNDERSTANDS EACH OF ITS TERMS; AND THAT S/HE HAS SIGNED THIS WAIVER AND RELEASE KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, the Parties have themselves signed, or caused a duly authorized agent thereof to sign, this Waiver and Release on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

EXECUTIVE	COMMUNICATIONS SALES AND LEASING, INC.

Signed:	Signed:
Print Name: Daniel L. Heard Date:	Title: President & CEO Date:

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[Schedule I to Waiver and Release

As emphasized in the Waiver and Release, Executive understands that Executive is releasing claims that Executive may not know about and that Executive expressly waives and relinquishes all rights and benefits which Executive may have under any state or federal statute or common law principle that would otherwise limit the effect of this release to claims known or suspected prior to the date Executive signs this Waiver and Release, including, but not limited to, the effect of protections afforded by the following laws:

1.                                      California Employees

Section 1542 of the Civil Code of the State of California states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

2.                                      Montana Employees

Section 28-1-1602 of the Montana Code Annotated states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which, if known by the creditor, must have materially affected the creditor’s settlement with the debtor.”

3.                                      North Dakota Employees

Section 9-13-02 of the North Dakota Century Code states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in the creditor’s favor at the time of executing the release, which if known by the creditor, must have materially affected the creditor’s settlement with the debtor.”

4.                                      South Dakota Employees

Section 20-7-11 of the South Dakota Codified Laws states as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his [or her] favor at the time of executing the release, which if known by him [or her] must have materially affected his [or her] settlement with the debtor.”

Thus, notwithstanding the provisions of Section 1542 of the Civil Code of the State of California, Section 28-1-1602 of the Montana Code Annotated, Section 9-13-02 of the North Dakota Century Code, and Section 20-7-11 of the South Dakota Codified Laws, and for the purpose of implementing a full and complete release and discharge of the Company and the Company Releasees, Employee expressly acknowledges that this release is intended to include in its effect, without limitation, all claims which Employee does not know or suspect to exist in Employee’s favor at the time Employee executes this Agreement, and that this Agreement contemplates the extinguishment of any such claims.]

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